Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated April 25, 2024 (September 18, 2024, as to the effects of the reverse stock split described in Note 2), with respect to the consolidated financial statements of 1847 Holding LLC as of and for the years ended December 31, 2023, and 2022, in this Registration Statement on Form S-1. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

February 14, 2025